Exhibit 3.2.2

SPAN-AMERICA MEDICAL SYSTEMS, INC.
BOARD RESOLUTIONS BY UNANIMOUS WRITTEN CONSENT

AMENDING THE AMENDED & RESTATED BYLAWS

     The undersigned, constituting all of the members of the board of directors (the “Board”) of Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”) hereby adopt the following resolutions by unanimous written consent, waiving any and all requirement of notice and a meeting, to be effective as of November 7, 2003.

     WHEREAS, the amendments to the Company’s amended and restated bylaws (the “Bylaws”) set forth below were proposed and discussed at the meeting of the Board held at the Company’s headquarters on October 30, 2003 at which all members of the Board were present;

     WHEREAS, the undersigned believe that it is in the best interest of the Company and its shareholders to adopt the amendments to the Bylaws set forth below;

     NOW THEREFORE, be it resolved as follows:

I. Amendment to Section 3.2 of the Bylaws.

     RESOLVED, that Section 3.2 of the Bylaws is hereby deleted and replaced in its entirety with the following new Section 3.2:

     Section 3.2 Number, Tenure and Qualifications.

Pursuant to the corporation’s articles of incorporation, the number of directors of the corporation is nine and the directors are divided into three classes, each of which contains three directors. At each annual meeting of shareholders following the initial classification and election of directors as set forth in the corporation’s articles of incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of shareholders after their election. No person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday.

A director whose term expires shall continue to serve until his successor shall have been elected and qualified. Directors need not be residents of the state of South Carolina or shareholders of the corporation.

1 of 3

II. Amendment to Section 3.11 of the Bylaws.

     RESOLVED, that Section 3.11 of the Bylaws is hereby deleted and replaced in its entirety with the following new Section 3.11:

     Section 3.11 Vacancies.

As provided in the articles of incorporation, in the event of a vacancy on the board of directors (including a vacancy as the result of the death, resignation or removal of a director), the remaining members of the board of directors may elect an individual to fill such vacancy who shall serve until the next succeeding annual meeting of shareholders. At the annual meeting of shareholders next following such vacancy, a successor shall be elected to serve the remaining term of office arising out of such vacancy (or if none, for a new three year term).

If the directors remaining in office constitute fewer than a quorum of the board of directors, such directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.

III. Amendment to Section 10.1 of the Bylaws.

     RESOLVED, that the second paragraph of Section 10.1 of the Bylaws, (which states, “Notwithstanding the foregoing, no amendments may be made to the corporation’s bylaws by the board of directors unless such amendments are proposed at a meeting of the board of directors prior to the meeting at which such amendments are adopted.”) is hereby deleted in its entirety; and

IV. General.

     RESOLVED, that the officers of the Company, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any applications, forms, notices or other instruments required to be filed by applicable law or rules with any governmental or regulatory agency and any stock market, stock exchange or other self regulatory organization on which the Company’s securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company’s obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board’s approval thereof; and

2 of 3

     RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby authorized, approved, affirmed and ratified in all respects.

     These resolutions may be executed in multiple counterparts, each of which shall constitute an original and each of which may bear the signature(s) of one or more of the members of the Board, but which together shall constitute but a single instrument.

     IN WITNESS WHEREOF, all of the members of the Board have set their signatures below.

THE BOARD OF DIRECTORS
SPAN-AMERICA MEDICAL SYSTEMS, INC.

/s/ Richard C. Coggins	/s/ Thomas D. Henrion

Richard C. Coggins	Thomas D. Henrion

/s/ Robert H. Dick	/s/ Douglas Kennemore

Robert H. Dick	Douglas Kennemore

/s/ James D. Ferguson	/s/ J. Ernest Lathem

James D. Ferguson	J. Ernest Lathem

/s/ Thomas F. Grady, Jr.	/s/ James M. Shoemaker, Jr.

Thomas F. Grady, Jr.	James M. Shoemaker, Jr.

/s/ Guy Guarch Guy Guarch

3 of 3